REDFIN CORPORATION

August 29, 2023

Adam Wiener
Delivered via Email

    Re: Advisory Services to Redfin Corporation

Dear Adam:

    This letter agreement (the “Agreement”) is to confirm our understanding with respect to your service to Redfin Corporation (the “Company”) as an advisor to the Company. The Company looks forward to a continued mutually beneficial association with you on the following terms, which are hereby made effective as of September 8 2023, the date on which you will begin providing advisory services to the Company (the “Effective Date”):

1.Advisory Services. From time to time, I and possibly other members of the Company’s management may contact you informally to provide advice relating to the Company’s business. You agree to be available for no more than ten (10) hours per month, for consultations by phone, video call, email or in person, to advise on matters related to the Company’s business, strategy, competitive dynamics and industry developments with respect to real estate operations and related matters (the “Advisory Services”). You will provide the Advisory Services through June 1, 2024, unless terminated earlier by either you or the Company as provided below in Section 9. The effectiveness of this Agreement is contingent upon your execution and compliance with the separation agreement between you and the Company, dated on or about August 29, 2023 (the “Separation Agreement”).
2.Compensation. You shall receive no cash compensation for your Advisory Services.
For so long as you provide the Advisory Services, your outstanding time-based restricted stock units to acquire shares of the Company’s common stock (the “RSUs”) and performance-based restricted stock units to acquires shares of the Company’s common stock (the “PSUs”) will continue to vest (or remain eligible to be achieved and vest, with respect to the PSUs), pursuant to the terms and conditions of the respective award agreements and the Company’s 2017 Equity Incentive Plan (the “2017 Plan”), subject to your continued employment or other qualifying Service (as defined in the 2017 Plan, which includes the Advisory Services) on each applicable vesting date.
Your outstanding stock options to acquire shares of the Company’s common stock (the “Options”) are fully vested as of the date of this Agreement. Your rights concerning the Options will continue to be governed by the applicable stock option agreement (each, a “Stock Option Agreement”) and the 2017 Plan or 2004 Equity Incentive Plan (the “2004 Plan”), as applicable. Per the Stock Option Agreements, you will have three (3) months following your final day of Continuous Service (as defined in the 2004 Plan, which includes the Advisory Services) or Service (as defined in the 2017 Plan, which includes the Advisory Services), as applicable, or until the earlier expiration of the Option’s overall term, to exercise the Options. After such date, you will no longer have a right to exercise the Option as to any shares.

This Agreement shall not be construed to amend, modify or supersede any of the provisions of the 2017 Plan or 2004 Plan, as applicable, or any award agreement for the RSUs, the PSUs or the Options (your “Equity Awards”). The number of shares subject to your outstanding Equity Awards, and eligible to vest, as applicable, have been communicated separately to you. As of the final day of your Advisory Services, any portion of your Equity Awards that have not then vested by their terms shall automatically terminate and be forfeited. You will not be entitled to receive any additional equity awards from the Company.
3.Reimbursement of Expenses. The Company will reimburse you for reasonable out-of-pocket expenses that you incur in connection with your services under this Agreement that have been approved in advance by the Chief Executive Officer of the Company.
4.Independent Contractor. Your relationship with the Company will be that of an independent contractor, and you will not be an agent, employee or representative of the Company. You understand that you will have no authority to enter into contracts or create obligations on behalf of the Company. Accordingly, you acknowledge that you will not be eligible for any employee benefits. In the event you receive compensation from the Company in connection with your services under this Agreement, you agree that you are obligated to report any such compensation as income, and you agree to pay all withholding taxes, social security, workers’ compensation, unemployment and disability insurance or similar items required by any government agency, as applicable. You agree to indemnify and hold the Company harmless from and against all damages, liabilities, losses, penalties, fines, expenses and costs (including reasonable fees and expenses of attorneys and other professionals) arising out of or relating to any obligation imposed by law on the Company to pay any withholding taxes, social security, unemployment or disability insurance or similar items in connection with any compensation received by you pursuant to this Agreement.
5.Continuing Obligations. You remain bound by your obligations under Employee Assignment, Arbitration and Confidentiality Agreement (the “EAACA”) between you and the Company, as attached to the Separation Agreement. You agree to comply with all such obligations while you provide Advisory Services and thereafter pursuant to the terms of the EAACA, respectively. You understand and agree that references to employment under the terms of the EAACA are hereby modified to also include your Advisory Services excluding Section 10 of the EAACA.
6.Property of the Company. For purposes of this letter agreement, “Designs and Materials” shall mean all designs, discoveries, inventions, products, computer programs, procedures, improvements, developments, drawings, notes, documents, information and materials made, conceived or developed by you alone or with others that result from or that are made, conceived or developed in connection with the services you provide to the Company pursuant to this letter agreement. You hereby irrevocably transfer and assign to the Company any and all of your right, title and interest in and to Designs and Materials, including but not limited to all copyrights, patent rights, trade secrets, trademarks and moral rights. You agree: (a) to disclose promptly in writing to the Company all Designs and Materials; (b) to cooperate with and assist the Company to apply for, and to execute any applications and/or assignments to obtain, any patent, copyright, trademark or other legal protection for Designs and Materials in the Company’s name as the Company deems appropriate; and (c) to otherwise treat all Designs and Materials as “Confidential Information,” as defined below.
7.Confidential Information. You recognize that, in the course of performing your services under this letter agreement, you will acquire information and materials from the Company and knowledge about information of a confidential or secret nature concerning the Company, including without limitation, knowledge about the Company’s business, products and planned products, marketing plans, financial information, forecasts, personnel, customers, clients, suppliers, experimental work and programming techniques. All such knowledge, information and materials acquired, the existence, terms and conditions of this letter agreement, and all Designs and Materials, are and will be the trade secrets and confidential and proprietary information of the Company (collectively, the “Confidential Information”). Confidential Information will not include, however, any information which is or becomes part of the public domain through no fault of yours or that the Company regularly gives to third parties without restriction on use or disclosure. You agree to hold all such Confidential Information in strict confidence, not to disclose it to others or use it in any way, commercially or otherwise (including without limitation lecturing upon or publishing articles concerning Confidential Information), except in performing your obligations under this letter agreement, and not to allow any unauthorized person access to it. You agree to return to the Company promptly upon request, and in any event after termination or expiration of this letter agreement, any and all records, paper, media or other embodiment containing any Confidential Information. Nothing in this Section 6 or otherwise in this agreement shall limit or restrict in any way your immunity from liability for disclosing Company’s trade secrets as specifically permitted by 18 U.S. Code Section 1833, the pertinent provisions of which are attached hereto as Exhibit 1.
8.Conflicts of Interest. You hereby represent that the obligations contemplated hereby do not, in any way, conflict with any other agreement and/or commitment on your part. You agree to inform the Company promptly and in writing if any such conflict arises. You agree that you will not disclose to the Company any proprietary information that you currently have obtained, or may obtain in the future, from any other individual or organization.
9.Company Policies; Code of Conduct. You hereby acknowledge and agree to comply with all applicable Company policies, including, but not limited to, the Company’s Code of Business Conduct and Ethics as applicable to you during the period you provide the Advisory Services to the Company, including, without limitation, with respect to conflicts of interest.
10.Non-Solicitation. During the term in which you provide services to the Company pursuant to this Agreement and for a one (1) year period following the termination of this Agreement, you will not directly or indirectly solicit away any employees or consultants of the Company for your benefit or for the benefit of any other person or entity.
11.Termination. This Agreement will commence on the Effective Date and continue until June 1, 2024, at which time it will automatically expire, unless terminated earlier in accordance with the terms of this Agreement. Either party may terminate this Agreement and your Advisory Services for any reason upon ten (10) days written notice. The provisions of Sections 4, 5, 6, 7, 8, , 10, 11 and 12 of this Agreement will survive any expiration or termination of this Agreement.
12.Entire Agreement. This Agreement (together with the applicable award agreements for the Equity Awards, and the EAACA) constitutes the complete and exclusive understanding and agreement between you and the Company and supersedes all prior understanding and agreements, whether written or oral, with respect to the subject matter hereof.
13.Interpretation. The terms contained in this Agreement are subject to interpretation under the laws of the State of Washington, without giving effect to that body of laws pertaining to conflict of laws, and can be amended only in writing and by joint agreement of both you and the Company. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable provision had (to the extent not enforceable) never been contained in the Agreement. This

Agreement constitutes the complete and exclusive understanding and agreement of you and the Company and supersedes all prior understanding and agreements, whether written or oral, with respect to the subject matter hereof. This Agreement may be executed in two or more counterparts, including by electronic signature transmission, with the same force and effect as if each of the signatories had executed the same instrument.
[Signature Page Follows]

If the foregoing represents your understanding of your role as an advisor to the Company, please sign below and return the executed letter agreement to me.

                        Very truly yours,

REDFIN CORPORATION

By:
Glenn Kelman
Chief Executive Officer
AGREED AND CONSENTED TO:

    Adam Wiener

[Signature Page to Advisor Agreement]

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